Exhibits 3.1

CareCloud, Inc.

SEVENTH AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF

DESIGNATIONS, PREFERENCES AND RIGHTS

OF

11% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

CareCloud, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 7,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this authority, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to the Corporation’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), consisting of 6,750,000 shares, as evidenced by the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on July 6, 2016, as further amended by the First Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on September 21, 2017, as further amended by the Second Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on March 23, 2018, as further amended by the Third Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on September 25, 2018, as further amended by the Fourth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on January 9, 2020, as further amended by the Fifth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on May 19, 2020, as further amended by the Sixth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on July 9, 2020 (as amended, the “Existing Certificate”);

1

WHEREAS, the Board of Directors has authorized a decrease in the number of shares of Series A Preferred Stock from 6,750,000 shares to 5,350,000 shares; and

WHEREAS, in furtherance of the foregoing, the Board of Directors has deemed it advisable to amend the Existing Certificate.

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes the following amendment to the Existing Certificate:

Paragraph 1 of the Existing Certificate is hereby amended to read in its entirety as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “11% Series A Cumulative Redeemable Perpetual Preferred Stock” and the number of shares constituting such series shall be 5,350,000 shares.

IN WITNESS WHEREOF, the Corporation has caused this Seventh Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights to be signed in its name and on its behalf on this 27th day of January, 2022.

CareCloud, Inc.

By:	/s/ A. Hadi Chaudhry
A. Hadi Chaudhry
Chief Executive Officer

2